EXHIBIT 99.2
Nov. 2, 2007
DTE Energy to provide business update, revised earnings guidance at EEI Financial Conference
     DETROIT — DTE Energy (NYSE:DTE) will provide a business update at the 42nd annual Edison Electric Institute Financial Conference on Nov. 5 and 6.
     DTE Energy will provide additional details on its commitment to grow annual utility earnings by 5 percent to 6 percent for the next several years driven by environmental and other capital projects at Detroit Edison, and system expansion and infrastructure projects at MichCon. The company also will update its outlook for non-utility investment and monetization.
     As part of this business update, DTE Energy will revise its 2007 earnings guidance. DTE Energy now expects 2007 operating earnings excluding synthetic fuel of $425 million to $450 million, down from its prior guidance of $450 million to $485 million, primarily driven by lower-than-expected earnings at Detroit Edison. Partially offsetting the decline are higher-than-expected earnings in a number of non-utility business lines. DTE Energy is issuing 2007 operating earnings per share guidance of $2.50 to $2.65 per share excluding synthetic fuel.
     The main component of Detroit Edison’s earnings guidance revision is approximately $35 million in one-time, after-tax startup costs associated with the implementation of SAP and other computer systems. These one-time, SAP-related costs, along with higher storm restoration expense and a slight decline in electric sales, are contributing to the roughly $40 million decrease in Detroit Edison’s expected operating earnings this year. Management expects Detroit Edison to return to earning its authorized 11 percent return on equity in 2008 since the company will not have these significant one-time SAP costs next year.
     “Although earnings this year will be lower than expected, we remain confident in our long-term utility growth plan,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “We expect Detroit Edison to return to earning its authorized return on equity in 2008.”
Upcoming events
     DTE Energy President Gerard M. Anderson will provide a business update at the 42nd Annual Edison Electric Institute Financial Conference at approximately 9:45 a.m. EST Tuesday, Nov. 6. The conference audio and presentation materials will be available via webcast through a link on DTE Energy’s website at www.dteenergy.com/investors. The webcast replay will be available and archived on the website.
     In this release, DTE Energy discusses 2007 operating earnings guidance. It is likely that certain items that impact the company’s 2007 reported results will be excluded from operating results. A reconciliation to the comparable 2007 reported earnings guidance is not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
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     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include Detroit Edison, an electric utility serving 2.2 million customers in Southeastern Michigan, MichCon, a natural gas utility serving 1.3 million customers in Michigan and other non-utility, energy businesses focused on gas pipelines and storage, coal transportation, unconventional gas production and power and industrial projects. Information about DTE Energy is available at dteenergy.com.
     The information contained herein is as of the date of this news release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this news release as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This news release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially.
     Factors that may impact forward-looking statements include, but are not limited to: the higher price of oil and its impact on the value of production tax credits, or the potential requirement to refund proceeds received from synfuel partners; the uncertainties of successful exploration of gas shale resources and inability to estimate gas reserves with certainty; the effects of weather and other natural phenomena on operations and sales to customers, and purchases from suppliers; economic climate and population growth or decline in the geographic areas where we do business; environmental issues, laws, regulations, and the cost of remediation and compliance, including potential new federal and state requirements that could include carbon and more stringent mercury emission controls, a renewable portfolio standard and energy efficiency mandates; nuclear regulations and operations associated with nuclear facilities; impact of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the negotiation and impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost and availability of coal and other raw materials, purchased power and natural gas; effects of competition; impact of regulation by the FERC, MPSC, NRC and other applicable governmental proceedings and regulations, including any associated impact on rate structures; contributions to earnings by non-utility subsidiaries; changes in and application of federal, state and local tax laws and their interpretations, including the Internal Revenue Code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against, or damage due to, terrorism; changes in and application of accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; uncollectible accounts receivable; binding arbitration, litigation and related appeals; changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the Company; the timing, terms and proceeds from any asset sale or monetization; and implementation of new processes and new core information systems. This news release should also be read in conjunction with the “Forward-Looking Statements” section in DTE Energy’s 2006 Form 10-K and 2007 Forms 10-Q (which sections are incorporated herein by reference), and in conjunction with other SEC reports filed by DTE Energy.
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For further information, members of the media may contact:

Scott Simons	Lorie N. Kessler
(313) 235-8808	(313) 235-8807
Analysts — for further information:

Dan Miner	Lisa Muschong
(313) 235-5525	(313) 235-8505